PRESS RELEASE

Nephros Announces Preliminary Financial Results for Second Quarter 2018

Anticipates 57% Year-over-Year Revenue Growth;

Establishes Specialty Renal Products Subsidiary

SOUTH ORANGE, NJ, July 9, 2018 /PR Newswire-FirstCall/ – Nephros, Inc. (OTCQB: NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration (HDF) system for use with a hemodialysis (HD) machine for the treatment of patients with End Stage Renal Disease (ESRD), today announced preliminary financial results for the second quarter of 2018.

Nephros expects total revenue for the quarter to be approximately $1,350,000, an increase of approximately 57% over the same period in 2017.

“This is our best quarter to date,” said Andy Astor, Chief Financial Officer. “We are continuing to execute on our growth plan, with consistent annual revenue growth rates approximating 50% or more, and we remain confident in our $6 million gross revenue target for 2018.”

Nephros ended the quarter with approximately $3.3 million in cash.

Establishment of Specialty Renal Products, Inc.

Nephros recently formed Specialty Renal Products, Inc. (SRP), a private, wholly-owned subsidiary of Nephros, to develop and commercialize the company’s hemodiafiltration (HDF) system. Nephros will transition the HDF 510(k) clearances, intellectual property, and associated know-how to SRP.

“We are excited about formally revamping our HDF business,” said Daron Evans, Chief Executive Officer. “Over the last year, we have continued to work on a more user-friendly design that we believe will improve the commercial viability of our HDF system. In the coming months, we intend to finalize these design changes. Subject to obtaining dedicated funding, we are aiming to return to the market with our updated HDF system within 18 months.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters (known as ultrafilters), as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Nephros ultrafilters are used primarily in hospitals and medical clinics to retaining bacteria (e.g., Legionella, Pseudomonas), viruses, and endotoxins from water. These ultrafilters provide barriers that assist in improving infection control in sinks, showers, and ice machines. Additionally, Nephros ultrafilters are used in dialysis centers for assisting in the removal of biological contaminants from the water and bicarbonate concentrate supplied to patients via hemodialysis machines.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s expected financial results for the quarter ending June 30, 2018, its expected revenue for the fiscal year ending December 31, 2018, its anticipated investment in, and the continued development and anticipated commercialization of, a second generation HDF system, including its goals for commercialization and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2017. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor

CFO, Nephros

andy@nephros.com

(201) 345-0824